CONSULTING AND ADVISORY AGREEMENT

THIS CONSULTING AGREEMENT (the "*Agreement*") is made and entered into as of August __2020 by and between DEVKI, PLLC, an Arizona professional limited liability company (hereinafter referred to as the "*Consultant*") and Stella Diagnostics, LLC, a Delaware limited liability company (hereinafter referred to as the "*Company*").

RECITALS

WHEREAS, Consultant has substantial business/scientific consulting experience, relationships and related skills; and

WHEREAS, the Consultant has introduced the Company and will continue to introduce the Company to beneficial business relationships; and

WHEREAS, the Company does hereby wish to memorialize the rights, benefits and duties owed to the Consultant as a result of the services that have been provided and that continue to be provided to the Company in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1. CONSULTING AND ADVISORY SERVICES; NATURE OF SERVICES. Attached hereto as Exhibit A, and incorporated herein by this reference, is a description of the services provided by the Consultant hereunder (the "*Consulting Services*"). Consultant hereby acknowledges that he has at all times utilized and agrees to continue to utilize his best efforts in performing the Consulting Services. Consultant has not made and shall not make any representations to any third party other than those expressly set forth in documents provided by the Company and has not had nor shall have any power or authority to act for the Company except as expressly set forth herein. For the purposes of performing the Consulting Services, the Consultant agrees to act in the capacity of an independent contractor.

2. TERM OF AGREEMENT. The term of this Agreement shall be for a period of one (1) year, commencing on the date of execution (the "*Initial Consulting Term*"). The Parties shall have the ability to renew this Agreement for successive one (1) year periods if mutually agreed to, in writing, at least thirty (30) days prior to the end of the Consulting Term (the "*Renewal Terms*").

3. TERMINATION: Notwithstanding herein to the contrary, the Company shall have the right to terminate this Agreement solely for Cause as defined herein at any time upon thirty (30) days written notice to the Consultant. Consultant shall have the right to terminate this Agreement if Company fails to comply with any of the material terms of this Agreement, including without limitation its responsibilities for payment of fees as set forth in this Agreement. If this Agreement is terminated by the Consultant for any reason other than for Cause, the Consultant shall be entitled to receive any outstanding Consultant Compensation within sixty (60) business days from the date of termination. Either party hereto shall have the right to terminate this Agreement without notice in the event of the death, winding-up or dissolution, bankruptcy, insolvency, or assignment for the benefit of creditors of the other party.

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JW CONSULTANT INITIALS

For purposes of this Agreement, "Cause" shall be limited to any one or more of the following: (i) Consultant breaches any of Consultant' representations, warranties or covenants herein; (ii) Consultant commits any act of material fraud, dishonesty, or misappropriation relating to or involving the Company. The terms and conditions set forth in Section 9 and 11 herein below shall survive any termination of this Agreement.

4. TIME DEVOTED BY CONSULTANT. It is anticipated that the Consultant has spent and shall spend as much time as deemed necessary by the Consultant in its sole discretion, in order to perform the obligations of Consultant hereunder. The Company understands that this amount of time may vary from day-to-day and that the Consultant has performed and will perform Consulting Services for other clients and/or companies at the same time, and that Consultant is not making a full-time commitment to render the consulting services specified.

5. LOCATION OF SERVICES. The Consultant has performed and will perform most services at Consultant's offices. In addition, the Consultant has performed and will perform services on the telephone, facsimile and/or computer and at such other place(s) as necessary to perform these services in accordance with this Agreement. Consultant shall set its own hours and shall utilize such personnel, workspace and services as Consultant deems in its sole discretion to be appropriate in performing such consulting services.

6. COMPENSATION TO CONSULTANT. The Consultant' compensation for the Consulting Services shall be as set forth in Exhibit B attached hereto and incorporated herein by this reference.

7. CONSULTANT REPRESENTATIONS AND WARRANTIES. Consultant represents and warrants to the Company for the purpose of inducing the Company to enter into and consummate this Agreement as follows:

7.1. Consultant has full power and authority to execute, deliver and perform this Agreement and the Consulting Services.

7.2. The execution and delivery by the Consultant of this Agreement has been duly and validly authorized by all requisite actions by the Consultant. No license, consent, authorization or approval of, or notice to, any person, entity or governmental or regulatory authority is required for the Consultant's execution and delivery of this Agreement or its performance of the Consulting Services.

7.3. This Agreement has been duly executed and delivered by the Consultant. This Agreement is the legal, valid and binding obligation of the Consultant enforceable against the Consultant in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law effecting creditors' rights generally and to general principals of equity.

7.4. Consultant acknowledges that during the performance of its duties and obligations pursuant to this Agreement, Consultant may receive, learn or otherwise become aware of information regarding the Company including without limitation its business methods, strategies, policies, procedures, techniques, research, historical or projected financial information, budgets, trade secrets, or any other confidential information of or relating to or dealing with the business operations, activities or strategies of the Company ("Confidential Information"). Consultant shall not use, disclose or communicate any of Confidential

Information other than for the purpose of fulfilling Consultant's duties and obligations under this Agreement. Confidential Information shall not include information (i) known to or owned by Consultant prior to the date of this Agreement, (ii) developed by Consultant independent of the Company, (iii) that was at the time of disclosure to Consultant or thereafter became public acknowledge through no fault or omission of Consultant; or, (iv) was lawfully obtained by Consultant from a third party under no obligation of confidentiality to the Company.

7.5. Except as set forth on Schedule 8.5, the Consultant or any member of his or her immediate family or any of their respective Affiliates ("***Related Persons***") (i) is involved in any business arrangement or other relationship with the Company (whether written or oral), (ii) owns any property or right, tangible or intangible, that is used by the Company, (iii) to the knowledge of the Company, has any claim or cause of action against the Company or (iv) to the knowledge of the Company, owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from, or has the right to participate in the profits of, any person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company.

8. COMPANY'S REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to Consultant for the purpose of inducing Consultant to enter into and consummate this Agreement as follows:

8.1. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company has full power and authority to execute, deliver and perform this Agreement.

8.2. The execution and delivery by the Company of this Agreement has been duly and validly authorized by all requisite actions by the Company. No license, consent, authorization or approval of, or notice to, any person, entity or governmental or regulatory authority is required for the Company's execution and delivery of this Agreement.

8.3. This Agreement has been duly executed and delivered by the Company. This Agreement is the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms, subject to the effect to any applicable bankruptcy, insolvency, reorganization, moratorium or similar law effecting creditors' rights generally and to general principals of equity.

8.4. The execution and delivery by the Company of this Agreement does not conflict with, constitute a breach of or a default under (i) any applicable law, or any applicable rule, judgment, order, writ, injunction, or decree of any court; (ii) any applicable rule or regulation of any administrative agency or other governmental authority; (iii) the certificate of formation or Operating Agreement of the Company; (iv) any agreement, indenture, instrument or contract to which the Company is now a party or by which it is bound.

8.5. No representation or warranty by the Company in this Agreement and no information in any statement, certificate, exhibit, schedule or other document furnished, or to be furnished by the Company to Consultant pursuant hereto, or in connection with the services contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact which the Company has not disclosed to Consultant, in writing, which materially adversely affects, nor, so far as the Company can now foresee, may adversely

affect the business, operations, prospects, properties, assets, profits or condition (financial or otherwise) of the Company.

9. INDEMNIFICATION.

9.1. By the Company: The Company hereby agrees to indemnify and hold Consultant harmless from any and all claims and liabilities incurred by Consultant as a result of Consultant's providing of the Consulting Services that either have been provided or to be provided hereunder, including specifically, but not by way of limitation, any claims or liabilities arising out of or which are based upon (i) any material misstatement or omission contained in any materials or offering documents utilized by the Company, or (ii) any intentional actions by the Company, direct or indirect, in violation of any applicable federal or state securities laws or regulations. Furthermore, the Company agrees to reimburse Consultant for any legal or other expenses incurred by Consultant in connection with investigating or defending any such action, proceeding, investigation, or claim specified above. The indemnity obligations of the Company under this paragraph shall extend to the shareholders, directors, officers, employees, agents, attorneys and control persons of the Company. The indemnity obligations of the Company under this Section 9 shall continue and be binding upon the Company and shall inure to the benefit of any successors, assigns, heirs, and personal representatives of, the Consultant, despite the termination of this Agreement.

9.2. By the Consultant: The Consultant hereby agrees to indemnify and hold Company harmless from any and all claims and liabilities incurred by the Company as a result of Consultant's providing of the Consulting Services to be provided hereunder, including specifically, but not by way of limitation, any claims or liabilities arising out of or which are based upon any intentional actions by the Consultant, direct or indirect, in violation of any applicable federal or state securities laws or regulations. Furthermore, the Consultant agrees to reimburse Company for any legal or other expenses incurred by the Company in connection with investigating or defending any such action, proceeding, investigation, or claim specified above. The indemnity obligations of the Consultant under this paragraph shall extend to the shareholders, directors, officers, employees, agents, attorneys and control persons of the Company. The indemnity obligations of the Consultant under this Section 9 shall continue and be binding upon the Consultant and shall inure to the benefit of any successors, assigns, heirs, and personal representatives of, the Consultant, despite the termination of this Agreement.

10. OTHER AGREEMENTS. Consultant hereby represents and warrants that it is not bound by the terms of any agreement to refrain it from using or disclosing any trade secret or confidential or proprietary information that has impeded or would impede its services to the Company or to refrain from competing, directly or indirectly, with a business of the same nature as Company. The Consultant has and will exercise its best efforts and best skills in performing its obligations under this Agreement, except to the extent it may be prohibited by prior agreements, all of which agreements have been disclosed to, and Consultant has provided true and correct copies of same to, the Company prior to the execution of this Agreement. The Consultant represents that its performance of all the terms of this Agreement and as Consultant of the Company has not, does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Consultant in confidence or in trust prior to its service to the Company. The Consultant shall continue to be bound by terms of the Amended and Restated Operating Agreement of the Company or any successor governing agreements.

11. MISCELLANEOUS.

11.1. Notices. All written notices, demands, or requests of any kind, which either party may be required to or have any desire to serve on the other in connection with this Agreement, must be served by registered or certified mail, with postage prepaid and return receipt requested. In lieu of mailing, either party may cause delivery of such notice, demands and requests to be made by personal hand delivery, courier service or facsimile transmission, provided that acknowledgment of receipt is made. Notice shall be deemed given upon personal hand delivery, courier service or receipt of facsimile transmission, receipt of email, or two (2) days after mailing. All such notices, demands, and requests shall be delivered as follows:

If to the Company: Stella Diagnostics LLC
139 Fulton Street, Suite 412
New York, New York 10038
Attn: Joe Abdo, PhD
Email: JoeAbdo@StellaDX.com
Telephone: 612-501-2276

If to the Consultant: DEVKI, PLLC
[•] 6111 E. VIA ESTRELLA AVE.
[•] PARADISE VALLEY, AZ 85253
Email: SUMEETKMITTAL@GMAIL.COM
Telephone: 402-639-1925

11.2. Entire Agreement. This Agreement, including any Exhibits or Schedules attached hereto, represents the entire Agreement between the parties in relation to the subject matter hereof and supersedes all such prior agreements, including but not limited to, any correspondence, memoranda, or agreements, whether written or oral, originating before the date of this Agreement between such parties relating to such subject matter unless otherwise specifically stated.

11.3. Separate Agreements. The parties to this Agreement agree to execute separate agreements as deemed necessary by them for services being provided by Consultant in this Agreement or additional services to be provided by Consultant and/or an affiliate of Consultant from time to time.

11.4. Company and Affiliates. Terms "Consultant" and "Company" as used in this Agreement will be deemed to include any affiliate of the Consultant or Company, respectively, now or during the term of this Agreement. An affiliate is defined as a person who directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with a person or entity.

11.5. Acknowledgement. The representative executing this Agreement on behalf of the Consultant certifies and acknowledges that he or she has carefully read all of the provisions of this Agreement and that he or she understands and will fully and faithfully comply with its provisions.

11.6. Amendment of Agreement. This Agreement may be altered or amended, in whole or in part, only in a writing specifically referencing this Agreement and signed by the party against whom enforcement is sought.

COMPANY INITIALS CONSULTANT INITIALS

11.7. Waiver. No waiver by a party of any provision of this Agreement shall be considered a waiver of any other provision or any subsequent breach of the same or any other provision. The exercise by a party of any remedy provided in this Agreement or at law shall not prevent the exercise by that party of any other remedy provided in this Agreement or at law.

11.8. Captions. The captions appearing in this Agreement are inserted as a matter of convenience and for reference and in no way affect this Agreement, define, limit or describe its scope or any of its provisions.

11.9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. In any legal action involving this Agreement or the parties' relationship, the parties agree that the exclusive venue for any lawsuit shall be in a competent court located in New York County, New York.

11.10. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their heirs, personal representatives, successors and assigns, including any corporation with which or into which the Company may be merged, or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned by them.

11.11. Severability. If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any way affect or render invalid or unenforceable any other provision of this Agreement and this Agreement shall be carried out as if such invalid or unenforceable provision were not contained herein.

11.12. Arbitration. Except with respect to matters for which injunctive relief is sought, the parties agree to submit to arbitration all other questions, disputes, and/or controversies that may arise out of or in connection with this Agreement. Arbitration shall be conducted in New York, New York in accordance with the rules of the American Arbitration Association ("AAA"). The AAA shall choose a single neutral arbitrator with at least ten (10) years experience in business law. The decision of the arbitrator shall be final and binding on both parties, who hereby agree to comply therewith. The arbitrator shall not have jurisdiction to decide whether injunctive or other equitable relief should be granted to either party. In every case where the arbitrator decides that this Agreement has been properly fulfilled by a party, all costs and fees, including reasonable attorneys' fees, incurred during or necessitated by the arbitration proceedings shall be paid by the other party.

11.13. Attorneys' Fees. If either party files any action or brings any proceeding against the other arising out of this Agreement, then the prevailing party shall be entitled to reasonable attorneys' fees.

11.14. Force Majeure. Neither the Company nor the Consultant shall be liable to the other for any delay or failure or any other default in performance of this Agreement due to extraordinary events, circumstances or occurrence beyond the control of the Company or Consultant, as applicable, such as acts of nature (flooding, earthquake, volcano, hurricanes, public health emergencies, etc.), terrorist activity, war or armed conflict, strike, riot, crime or any other similar cause which would adversely affect, directly or indirectly, the Company or the performance of the services contemplated between Consultant and Company under this Agreement.

11.15. Number of Parties. The singular shall include the plural and the plural the singular and one gender shall include all genders. As used in this Agreement the term Affiliate means a person, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under control with, the Company.

11.16. Currency. In all instances, references to monies used in this Agreement shall be deemed to be United States dollars.

11.17. Headings. Titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Agreement or any provision hereof. No provision in this Agreement is to be interpreted for or against either party because that party or his legal representative drafted such provision.

11.18. Counterparts; Facsimile Signatures. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Parties agree that facsimile signatures of this Agreement shall be deemed a valid and binding execution of this Agreement.

11.19. Effective Date. This Agreement is effective as of the date of execution of this Agreement.

[Signatures to follow on next page]

[SIGNATURE PAGE TO CONSULTING AND ADVISORY AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have placed their signatures hereon on the day and year first above written.

COMPANY

STELLA DIAGNOSTICS LLC
A Delaware limited liability company

By: ______________________

Name: Joe Abdo
Title: Managing Member

CONSULTANT

DEVKI PLLC

By: ______________________

Name: Dr. Sumeet Mittal
Title: MEMBER

______ COMPANY INITIALS

______ CONSULTANT INITIALS

EXHIBIT A
DESCRIPTION OF CONSULTING SERVICES

The scope of Consulting Services that has been and to be provided by Consultant shall be as described hereunder and to be performed upon written request by the Company, but at times, at places, and utilizing methods, people and services selected solely by Consultant in its sole discretion in connection with its performance of such consulting services:

- completion of Trial II (current study)
- completion of Trial III (multicenter study - in prep)
- KOL engagement with 6+ providers
- review article published

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________ CONSULTANT INITIALS

EXHIBIT B
TERMS OF COMPENSATION

Pursuant to the Consulting Services to be rendered by the Consultant as set forth in Exhibit A herein in this Agreement, Consultant shall be entitled to receive compensation as follows:

In consideration of the Consulting Services to be rendered by the Consultant to the Company, the Consultant shall be entitled to receive compensation in an amount equal to thirty thousand dollars ($30,000) per annum (the "***Consultant Compensation***"). The Consultant Compensation shall be remitted in equal quarterly installments of seven thousand five hundred dollars ($7,500) (the "***Quarterly Payment(s)***"). The initial Quarterly Payment shall be due upon the Effective Date of this Agreement and each subsequent Quarterly Payment shall be due and payable upon each three (3) month anniversary of the Effective Date for the duration of the Initial Consulting Term. The Consultant Compensation shall continue into any Renewal Term until this Agreement has been terminated in accordance with the provisions of Section 3, herein.

In the event that the Consultant completes the Consulting Services listed on Exhibit A, attached hereto, during the course of the Initial Consulting Term, to the reasonable and sole satisfaction of the Company, the Consultant will be entitled to additional compensation in the amount of five thousand dollars ($5,000) (the "***Bonus Compensation***"). Following written approval from the Company, the Bonus Compensation shall be remitted to the Consultant within thirty (30) days following the close of the Initial Consulting Term.

Any amendments to the Consultant Compensation may be discussed at any time between the Parties and must be mutually agreed upon in writing.

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CONSULTANT INITIALS

SCHEDULE 8.5

The Consultant is the owner of nineteen (19) membership interests of the Company.

[any other relationships that should be disclosed]

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CONSULTANT INITIALS